Exhibit (N)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No.24 to the Registration Statement on Form N-6 (the “Registration Statement”) of our report dated June 25, 2018 relating to the financial statements of Delaware Life NY Variable Account D, which appears in such Registration Statement. We also consent to the use in the Registration Statement of our report dated June 25, 2018 relating to the statutory basis financial statements of Delaware Life Insurance Company of New York. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, MA
June 25, 2018